Exhibit 1.2

SLM CORPORATION

1,000,000 Shares

Mandatory Convertible Preferred Stock

($0.20 par value per Share)

UNDERWRITING AGREEMENT

December 27, 2007

UNDERWRITING AGREEMENT

December 27, 2007

UBS Securities LLC

Citigroup Global Markets Inc.

   as Managing Underwriters

c/o UBS Securities LLC

299 Park Avenue

New York, New York 10171-0026

Ladies and Gentlemen:

                                SLM Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the underwriters named in Schedule A annexed hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), an aggregate of 1,000,000 shares (the “Firm Shares”) of 7.25% mandatory convertible preferred stock, $0.20 par value per share (the “Mandatory Convertible Preferred Stock”), of the Company.  In addition, solely for the purpose of covering over-allotments, the Company proposes to grant to the Underwriters the option to purchase from the Company up to an additional 150,000 shares of Mandatory Convertible Preferred Stock (the “Additional Shares”).  The Firm Shares and the Additional Shares are hereinafter collectively sometimes referred to as the “Shares.”  The Shares are described in the Prospectus which is defined below.

                                The Company has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-130584) under the Act (the “Registration Statement”), including a prospectus relating to the Shares and the shares (the “Underlying Shares”) of common stock, par value $0.20 per share, of the Company (the “Common Stock”) into which the Shares are convertible, which registration statement incorporates by reference documents which the Company has filed, or will file, in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”).  Such registration statement has become effective under the Act.

                                Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to the respective Underwriters (the “Effective Time”), including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (ii) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the Effective Time, and (iii) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act.

                                The Company has furnished to you, for use by the Underwriters and by dealers in connection with the offering of the Shares, copies of one or more preliminary prospectus supplements, and the documents incorporated by reference therein, relating to the Shares.  Except where the context otherwise requires, “Pre-Pricing Prospectus,” as used herein, means each such preliminary prospectus supplement, in the form so furnished, including any basic prospectus (whether or not in preliminary form) furnished to you by the Company and attached to or used with such preliminary prospectus supplement.  Except where the context otherwise requires, “Basic Prospectus,” as used herein, means any such basic prospectus and any basic prospectus furnished to you by the Company and attached to or used with the Prospectus Supplement (as defined below).

                                Except where the context otherwise requires, “Prospectus Supplement,” as used herein, means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to you for use by the Underwriters and by dealers in connection with the offering of the Shares.

                                Except where the context otherwise requires, “Prospectus,” as used herein, means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement.

                                “Permitted Free Writing Prospectuses,” as used herein, means the documents listed on Schedule B attached hereto.  The Underwriters have not offered or sold and will not offer or sell, without the Company’s consent, any Shares by means of any “free writing prospectus” (as defined in Rule 405 under the Act) that is required to be filed by the Underwriters with the Commission pursuant to Rule 433 under the Act, other than a Permitted Free Writing Prospectus.

                                “Disclosure Package,” as used herein, means any Pre-Pricing Prospectus or Basic Prospectus, in either case together with any combination of one or more of the Permitted Free Writing Prospectuses, if any.

                                Any reference herein to the registration statement, the Registration Statement, any Basic Prospectus, any Pre-Pricing Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents.  Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Basic Prospectus, any Pre-Pricing Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act on or after the initial effective date of the Registration Statement, or the date of such Basic Prospectus, such Pre-Pricing Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

                The parties hereto agree and understand that the content of any and all “road shows” (as defined in Rule 433 under the Act) related to the offering of the Shares contemplated hereby is solely the property of the Company.

                As used in this Agreement, “business day” shall mean a day on which the New York Stock Exchange (the “NYSE”) is open for trading.  The terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement.  The term “or,” as used herein, is not exclusive.

                                The Company and the Underwriters agree as follows:

1.             Sale and Purchase.  Upon the basis of the representations and warranties and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the respective Underwriters and each of the Underwriters, severally and not jointly, agrees to purchase from the Company the number of Firm Shares set forth opposite the name of such Underwriter in Schedule A attached hereto, subject to adjustment in accordance with Section 8 hereof, in each case at a purchase price of $970.00 per Share.  The Company is advised by you that the Underwriters intend (i) to make a public offering of their respective portions of the Firm Shares as soon after the effectiveness of this Agreement as in your judgment is advisable and (ii) initially to offer the Firm Shares upon the terms set forth in the Prospectus.  You may from time to time increase or decrease the public offering price after the initial public offering to such extent as you may determine.  The public offering price of the Shares is not in excess of the price recommended by UBS Securities LLC (“UBS”), acting as a “qualified independent underwriter” within the meaning of Rule 2720 of the Rules of Conduct of the Financial Industry Regulatory Authority (the “FINRA”).

                                In addition, the Company hereby grants to the several Underwriters the option (the “Over-Allotment Option”) to purchase, and upon the basis of the representations and warranties and subject to the terms and conditions herein set forth, the Underwriters shall have the right to purchase, severally and not jointly, from the Company, ratably in accordance with the number of Firm Shares to be purchased by each of them, all or a portion of the Additional Shares as may be necessary to cover over-allotments made in connection with the offering of the Firm Shares, at the same purchase price per share to be paid by the Underwriters to the Company for the Firm Shares.  The Over-Allotment Option may be exercised by the Representatives on behalf of the several Underwriters at any time and from time to time on or before the thirtieth day following the date of the Prospectus Supplement, by written notice to the Company.  Such notice shall set forth the aggregate number of Additional Shares as to which the Over-Allotment Option is being exercised and the date and time when the Additional Shares are to be delivered (any such date and time being herein referred to as an “additional time of purchase”); provided, however, that no additional time of purchase shall be earlier than the “time of purchase” (as defined below) nor earlier than the second business day after the date on which the Over-Allotment Option shall have been exercised nor later than the tenth business day after the date on which the Over-Allotment Option shall have been exercised.  The number of Additional Shares to be sold to each Underwriter shall be the number which bears the same proportion to the aggregate number of Additional Shares being purchased as the number of Firm Shares set forth opposite the name of such Underwriter on Schedule A hereto bears to the total number of Firm Shares (subject, in each case, to such adjustment as the Representatives may determine to eliminate fractional shares), subject to adjustment in accordance with Section 8 hereof.

2.             Payment and Delivery.  Payment of the purchase price for the Firm Shares shall be made to the Company by Federal Funds wire transfer against delivery of the certificates for the Firm Shares to you through the facilities of The Depository Trust Company (“DTC”) for the respective accounts of the Underwriters.  Such payment and delivery shall be made at 10:00 A.M., New York City time, on December 31, 2007 (unless another time shall be agreed to by you and the Company or unless postponed in accordance with the provisions of Section 8 hereof).  The time at which such payment and delivery are to be made is hereinafter sometimes called the “time of purchase.”  Electronic transfer of the Firm Shares shall be made to you at the time of purchase in such names and in such denominations as you shall specify.

                                Payment of the purchase price for the Additional Shares shall be made at the additional time of purchase in the same manner and at the same office as the payment for the Firm Shares.  Electronic transfer of the Additional Shares shall be made to you at the additional time of purchase in such names and in such denominations as you shall specify.

                                Deliveries of the documents described in Section 6 hereof with respect to the purchase of the Shares shall be made at the offices of Clifford Chance US LLP at 31 West 52nd Street, New York, New York 10019 at 9:00 A.M., New York City time, on the date of the closing of the purchase of the Firm Shares or the Additional Shares, as the case may be.

                                The Company hereby confirms its engagement of UBS as, and UBS hereby confirms its agreement with the Company to render services as, a “qualified independent underwriter” within the meaning of Rule 2720(b)(15) of the FINRA with respect to the offering and sale of the Shares.  UBS, in its capacity as qualified independent underwriter and not otherwise, is referred to herein as the “QIU”.

3.             Representations and Warranties of the Company.  The Company represents and warrants to and agrees with each of the Underwriters that:

(a)           the Registration Statement has heretofore become effective under the Act; no stop order of the Commission preventing or suspending the use of any Basic Prospectus, any Pre-Pricing Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus, or the effectiveness of the Registration Statement, has been issued, and no proceedings for such purpose have been instituted or, to the Company’s knowledge, are contemplated by the Commission;

(b)           the Registration Statement complied when it became effective, complies as of the date hereof and, as amended or supplemented, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the requirements of the Act; the conditions to the use of Form

S-3 in connection with the offering and sale of the Shares as contemplated hereby have been satisfied; the Registration Statement constitutes an “automatic shelf registration statement” (as defined in Rule 405 under the Act); the Company has not received, from the Commission, a notice, pursuant to Rule 401(g)(2), of objection to the use of the automatic shelf registration statement form; as of the determination date applicable to the Registration Statement (and any amendment thereof) and the offering contemplated hereby, the Company is a “well-known seasoned issuer” as defined in Rule 405 under the Act; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby complies with, the requirements of Rule 415 under the Act (including, without limitation, Rule 415(a)(5) under the Act); the Registration Statement did not, as of the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; each Pre-Pricing Prospectus complied, at the time it was filed with the Commission, and complies as of the date hereof, in all material respects with the requirements of the Act; at none of the date of such Pre-Pricing Prospectus, the date such Pre-Pricing Prospectus was filed with the Commission, the date hereof, the time of sale of the Shares or the time of purchase did or will any Pre-Pricing Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at no such time did or will any Pre-Pricing Prospectus, as then amended or supplemented, together with any combination of one or more of the then issued Permitted Free Writing Prospectuses, if any, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Basic Prospectus complied, as of its date and the date it was filed with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the requirements of the Act; at none of the date of such Basic Prospectus, the date such Basic Prospectus was filed with the Commission, the date hereof, the time of sale of the Shares or the time of purchase did or will the Basic Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at no such time did or will the Basic Prospectus, as then amended or supplemented, together with any combination of one or more of the then issued Permitted Free Writing Prospectuses, if any, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each of the Prospectus Supplement and the Prospectus will comply, as of the date that it is filed with the Commission, the date of the Prospectus Supplement, the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects, with the requirements of the

Act (in the case of the Prospectus, including, without limitation, Section 10(a) of the Act); at no time during the period that begins on the earlier of the date of the Prospectus Supplement and the date the Prospectus Supplement is filed with the Commission and ends at the later of the time of purchase, the latest additional time of purchase, if any, and the end of the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares did or will any Prospectus Supplement or the Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty in this Section 3(b) with respect to any statement contained in the Registration Statement, any Pre-Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus made in reliance upon and in conformity with information concerning an Underwriter and furnished in writing by or on behalf of such Underwriter through you to the Company expressly for use in the Registration Statement, such Pre-Pricing Prospectus, the Prospectus or such Permitted Free Writing Prospectus) (the “Underwriter Furnished Information”, which shall consist solely of (i) the names of the underwriters on the cover page of the Pre-Pricing Prospectus and the Prospectus, (ii) the names of the Underwriters in the table in the first paragraph under the caption “Underwriting” in the Pre-Pricing Prospectus and the Prospectus and (iii) paragraphs five and fourteen under the caption “Underwriting”); each Incorporated Document, at the time such document was filed with the Commission or at the time such document became effective, as applicable, complied, in all material respects, with the requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided however, that the Company shall not be required to make the representations in this Section 3(b) during the period in which a prospectus is required by the Act to be delivered (whether physically or through compliance with rule 172 under the Act or any similar rule) if the the Company shall have delivered a notice to the Underwriters pursuant to Section 4(i), and the suspension of this representation shall continue until such time as the Company has prepared and furnished such amendments or supplements to the Prospectus as may be necessary to reflect any such change that may have triggered the notice;

(c)           prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Pre-Pricing Prospectuses and the Permitted Free Writing Prospectuses, if any; the Company has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rule 163 or with Rules 164 and 433 under the Act; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by any Underwriter, of any Permitted Free Writing Prospectus will satisfy the provisions of Rule 164 and Rule 433 (without reliance on subsections (b), (c) and (d) of Rule 164); the conditions set forth in one or more of subclauses (i) through (iv), inclusive, of Rule 433(b)(1) under the Act are satisfied, and the registration statement relating to the offering of the Shares contemplated hereby, as initially filed with the Commission, includes a prospectus that, other than by reason of Rule 433 or Rule 431 under the Act, satisfies the requirements of Section 10 of the Act; neither the Company nor the Underwriters are disqualified, by reason of subsection (f) or (g) of Rule 164 under the Act, from using, in connection with the offer and sale of the Shares, “free writing prospectuses” (as defined in Rule 405 under the Act) pursuant to Rules 164 and 433 under the Act; the Company is not an “ineligible issuer” (as defined in Rule 405 under the Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Act with respect to the offering of the Shares contemplated by the Registration Statement;

(d)           in accordance with Rule 2710(b)(7)(C)(i) of the FINRA, the Shares have been registered with the Commission on Form S-3 under the Act pursuant to the standards for such Form S-3 in effect prior to October 21, 1992;

(e)           the Company has an authorized capitalization as set forth in the Registration Statement, the Disclosure Package and the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and, with respect to shares issued and not held in treasury, are fully paid and non-assessable and have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right;

(f)            the Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, with power and authority (corporate and other) to own, lease and operate its properties and conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus;

(g)           the Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, , including preemptive or other rights to subscribe for the Shares, will conform in all material respects to the description of the Shares contained in the Registration Statement, the Disclosure Package and the Prospectus, and will be convertible into the Underlying Shares of the Company in accordance with their terms; the Underlying Shares initially issuable upon conversion of such Shares have been duly and validly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be duly and validly issued and fully paid and non-assessable, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, including preemptive or other rights to subscribe for the Underlying Shares, and will conform in all material respects to the description of the Underlying Shares contained in the Registration Statement, the Disclosure Package and the Prospectus;

(h)           The Certificate of Designations conforms in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus;

(i)            The statements set forth in the Registration Statement, the Disclosure Package and the Prospectus under the captions “Description of mandatory convertible preferred stock” and “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Shares and the Underlying Shares, respectively, under the caption “Material U.S. federal tax considerations”, and under the caption “Underwriting”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate complete and fair; provided however, that the Company makes no representation or warranty in this Section 3(i) with respect to any Underwriter Furnished Information;

(j)            this Agreement has been duly authorized, executed and delivered by the Company;

(k)           the Company and its subsidiaries (including, without limitation, Sallie Mae Bank) have all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable law, regulation or rule, and have obtained all necessary licenses, authorizations, consents and approvals from other persons, in order to conduct their businesses, except where the absence of such license, authorization, consent or approval or filing would not, individually or in the aggregate, have a material adverse effect on the current or future consolidated financial position, business, stockholders’ equity or results of operations of the Company; neither the Company nor any of its subsidiaries is in violation or default under, or has received notice of any proceedings relating to revocation or modification of any such license, authorization, consent, approval or filing or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of its subsidiaries, except where such violation default, revocation or modification would not, individually or in the aggregate, have a material adverse effect on the current or future consolidated financial position, business, stockholders’ equity or results of operations of the Company and its subsidiaries, and neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation or By-laws, (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which it is a party or by which it or any of its properties may be bound or (iii) in violation of any law or statute or any decree, judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, applicable to it or any of its properties, including without limitation the College Cost Reduction and Access Act of 2007, except, in the case of clauses (ii) or (iii) above, for any such default or violation that would not, individually or in the aggregate, have a material adverse effect on the current or future consolidated financial position, business, stockholders’ equity or results of operations of the Company and its subsidiaries;

(l)            other than as set forth in the Registration Statement, the Disclosure Package and the Prospectus, there are no legal or governmental proceedings or actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any of the Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency (including, without limitation, the Federal Deposit Insurance Corporation “FDIC”), or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), except any such action, suit, claim, investigation or proceeding which, if resolved adversely to the Company or any Subsidiary, would not, individually or in the aggregate, have a material adverse effect on the current or future consolidated financial position, business, stockholders’ equity or results of operations of the Company and its subsidiaries;

(m)          The issue and sale of the Shares and 101,781,170 shares of common stock by the Company (117,048,346 shares if the underwriters of the common stock exercise their over-allotment option in full), the compliance by the Company with all of the provisions of this Agreement, the Certificate of Designations for the Shares (together with this Agreement, the “Transaction Documents”) and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or any statute or any order, rule or regulation of any court or governmental or body having jurisdiction over the Company or any of its properties agency (including, without limitation, the FDIC); and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body agency (including, without limitation, the FDIC) is required for the issue and sale of the Shares or the consummation by the Company of the transactions contemplated by the Transaction Documents, except as have already been obtained under the Act or from the FDIC, and for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriters;

(n)           PricewaterhouseCoopers LLP, whose report on the consolidated financial statements of the Company and its subsidiaries is included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus, are independent registered public accountants as required by the Act and by the rules of the Public Company Accounting Oversight Board;

(o)           the financial statements and statistical data included in the Registration Statement, the Disclosure Package and the Prospectus present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in compliance with the Act and the Exchange Act and in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and any schedules included in the Registration Statement present fairly the information required to be stated therein;

(p)           neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or otherwise than as set forth or contemplated in the Registration Statement, the Disclosure Package and the Prospectus; and, since the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, business, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Registration Statement, Disclosure Package and the Prospectus;

(q)           the Company has obtained for the benefit of the Underwriters the agreement (a “Lock-Up Agreement”), in the form set forth as Exhibit A hereto, of each of its directors and “officers” (within the meaning of Rule 16a-1(f) under the Exchange Act);

(r)            the Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(s)           the Company and its subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants; there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in each case above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, have a material adverse effect on the current or future consolidated financial position, business, stockholders’ equity or results of operations of the Company and its subsidiaries;

(t)            the Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(u)           the Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer (or persons performing such functions) by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s independent auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; all material weaknesses, if any, in internal controls have been identified to the Company’s independent auditors; all “significant deficiencies” and “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X under the Act), if any, of the Company have been disclosed in the Registration Statement (excluding the exhibits thereto), each Preliminary Prospectus and the Prospectus; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; the Company, its subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the NYSE promulgated thereunder;

(v)           neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”); and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have instituted and maintain policies and procedures designed to ensure continued compliance therewith;

(w)          the operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator or non-governmental authority involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened;

(x)            neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC; and

(y)           the Company owns all of the issued and outstanding capital stock of each of its subsidiaries, and no subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in the Registration Statement (excluding the exhibits thereto), each Pre-Pricing Prospectus and the Prospectus.

4.             Certain Covenants of the Company.  The Company hereby agrees:

(a)           to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states or other jurisdictions as you may reasonably request and to maintain such qualifications in effect so long as you may reasonably request for the distribution of the Shares; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares); and to promptly advise you of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(b)           to make available to the Underwriters in New York City, as soon as practicable after this Agreement becomes effective, and thereafter from time to time to furnish to the Underwriters, as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of the Registration Statement) as the Underwriters may reasonably request for the purposes contemplated by the Act; in case any Underwriter is required to deliver (whether physically or through compliance with Rule 172 under the Act or any similar rule), in connection with the sale of the Shares, a prospectus after the nine-month period referred to in Section 10(a)(3) of the Act, or after the time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Act, the Company will prepare, at its expense, promptly upon request such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Act or Item 512(a) of Regulation S-K under the Act, as the case may be;

(c)           if, at the time this Agreement is executed and delivered, it is necessary or appropriate for a post-effective amendment to the Registration Statement to be filed with the Commission and become effective before the Shares may be sold, the Company will use its best efforts to cause such post-effective amendment or such Registration Statement to be filed and become effective, and will pay any applicable fees in accordance with the Act, as soon as possible; and the Company will advise you promptly and, if requested by you, will confirm such advice in writing, (i) when such post-effective amendment or such Registration Statement has become effective, and (ii) if Rule 430A under the Act is used, when the Prospectus is filed with the Commission pursuant to Rule 424(b) under the Act (which the Company agrees to file in a timely manner in accordance with such Rules);

(d)           if, at any time during the period when a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, the Registration Statement shall cease to comply with the requirements of the Act with respect to eligibility for the use of the form on which the Registration Statement was filed with the Commission or the Registration Statement shall cease to be an “automatic shelf registration statement” (as defined in Rule 405 under the Act) or the Company shall have received, from the Commission, a notice, pursuant to Rule 401(g)(2), of objection to the use of the form on which the Registration Statement was filed with the Commission, to (i) promptly notify you, (ii) promptly file with the Commission a new registration statement under the Act, relating to the Shares, or a post-effective amendment to the Registration Statement, which new registration statement or post-effective amendment shall comply with the requirements of the Act and shall be in a form satisfactory to you, (iii) use its best efforts to cause such new registration statement or post-effective amendment to become effective under the Act as soon as practicable, (iv) promptly notify you of such effectiveness and (v) take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the Prospectus; all references herein to the Registration Statement shall be deemed to include each such new registration statement or post-effective amendment, if any;

(e)           if the third anniversary of the initial effective date of the Registration Statement (within the meaning of Rule 415(a)(5) under the Act) shall occur at any time during the period when a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, to file with the Commission, prior to such third anniversary, a new registration statement under the Act relating to the Shares, which new registration statement shall comply with the requirements of the Act (including, without limitation, Rule 415(a)(6) under the Act) and shall be in a form satisfactory to you; such new registration statement shall constitute an “automatic shelf registration statement” (as defined in Rule 405 under the Act); provided, however, that if the Company is not then eligible to file an “automatic shelf registration statement” (as defined in Rule 405 under the Act), then such new registration statement need not constitute an “automatic shelf registration statement” (as defined in Rule 405 under the Act), but the Company shall use its best efforts to cause such new registration statement to become effective under the Act as soon as practicable, but in any event within 180 days after such third anniversary and promptly notify you of such effectiveness; the Company shall take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the Prospectus; all references herein to the Registration Statement shall be deemed to include each such new registration statement, if any;

(f)            at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, to advise you promptly, confirming such advice in writing, of any request by the Commission for amendments or supplements to the Registration Statement, any Pre-Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order, suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible; to advise you promptly of any proposal to amend or supplement the Registration Statement, any Pre-Pricing Prospectus or the Prospectus, and to provide you and Underwriters’ counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and to file no such amendment or supplement to which you shall object in writing;

(g)           subject to Section 4(f) hereof, to file promptly all reports and documents and any preliminary or definitive proxy or information statement required to be filed by the Company with the Commission in order to comply with the Exchange Act for so long as a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares by the Underwriters;

(h)           to pay the fees applicable to the Registration Statement in connection with the offering of the Shares within the time required by Rule 456(b)(1)(i) under the Act (without reliance on the proviso to Rule 456(b)(1)(i) under the Act) and in compliance with Rule 456(b) and Rule 457(r) under the Act;

(i)            to advise the Underwriters promptly of the happening of any event within the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares by the Underwriters, which event could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and to advise the Underwriters promptly if, during such period, it shall become necessary to amend or supplement the Prospectus to cause the Prospectus to comply with the requirements of the Act, and, in each case, during such time, subject to Section 4(f) hereof, to prepare and furnish, at the Company’s expense, to the Underwriters promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change or to effect such compliance; provided however, that the Underwriters shall notify the Company of the completion of the distribution of the offering of the Shares;

(j)            to make generally available to its security holders, and to deliver to you, an earnings statement of the Company (which will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act) as soon as is reasonably practicable after the termination of such twelve-month period but in any case not later than March 1, 2009;

(k)           to apply the net proceeds from the sale of the Shares in the manner set forth under the caption “Use of proceeds” in the Prospectus Supplement;

(l)            to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, each Basic Prospectus, each Pre-Pricing Prospectus, the Prospectus Supplement, the Prospectus, each Permitted Free Writing Prospectus and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Underwriters and to dealers (including costs of mailing and shipment), (ii) the registration, issue, sale and delivery of the Shares and the Underlying Shares including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, (iii) the producing, word processing and/or printing of the Transaction Documents, any Agreement Among Underwriters, any dealer agreements, any Powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Underwriters and (except closing documents) to dealers (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law (including the legal fees and filing fees and other disbursements of counsel for the Underwriters) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Underwriters and to dealers, (v) any listing of the Shares and the Underlying Shares on any securities exchange or qualification of the Shares and the Underlying Shares for quotation on the NYSE and any registration thereof under the Exchange Act, (vi) any filing for review of the public offering of the Shares by the FINRA, including the legal fees and filing fees and other disbursements of counsel to the Underwriters relating to FINRA matters, (vii) the fees and disbursements of any transfer agent or registrar for the Shares and any transfer agent, registrar and conversion and dividend disbursing agent for the Underlying Shares, (viii) the costs and expenses of the Company relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Shares to prospective investors and the Underwriters’ sales forces, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (ix) the performance of the Company’s other obligations hereunder;

(m)          to comply with Rule 433(d) under the Act (without reliance on Rule 164(b) under the Act) and with Rule 433(g) under the Act;

(n)           beginning on the date hereof and ending on, and including, the date that is 90 days after the date of the Prospectus Supplement (the “Lock-Up Period”), without the prior written consent of the Representatives, not to (i) issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Mandatory Convertible Preferred Stock or Common Stock or any other securities of the Company that are substantially similar to Mandatory Convertible Preferred Stock or Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) file or cause to become effective a registration statement under the Act relating to the offer and sale of any Mandatory Convertible Preferred Stock or Common Stock or any other securities of the Company that are substantially similar to Mandatory Convertible Preferred Stock or Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Mandatory Convertible Preferred Stock or Common Stock or any other securities of the Company that are substantially similar to Mandatory Convertible Preferred Stock or Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Mandatory Convertible Preferred Stock or Common Stock or such other securities, in cash or otherwise or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii), except, in each case, for (A) the registration of the offer and sale of the Shares as contemplated by the Transaction Documents and the 101,781,170 shares of Common Stock (117,048,346 shares if the underwriters of the Common Stock exercise their over-allotment option in full), (B) issuances of Common Stock upon the conversion of the Shares or the exercise of options or warrants or the vesting of restricted stock, in each case, as disclosed as outstanding in the Registration Statement (excluding the exhibits thereto), each Pre-Pricing Prospectus and the Prospectus, (C) the issuance of equity based compensation awards granted to directors and employees of the Company and its subsidiaries under any compensation plan in effect on the date hereof, including the SLM Corporation Incentive Plan, the Management Incentive Plan, the SLM Director Stock Option Plan and the Employee Stock Purchase Plan, other than equity based compensation awards that vest or become exercisable during the Lock-up Period; and (D) issuances of Common Stock in connection with the settlement of any equity forward purchase contracts entered into prior to the date hereof (including in connection with any amendment, novation or refinancing of such contracts entered into prior to the date hereof or the settlement of obligations thereunder); provided, however, that if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Section 4(n) shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs; and (ii) within the 3 business days preceding the 15th calendar day before the last day of the Lock-Up Period, the Company delivers (in accordance with Section 10) to the Representatives a certificate, signed by the Chief Financial Officer or Chief Executive Officer of the Company, certifying on behalf of the Company that the Company’s shares of Common Stock are “actively traded securities,” within the meaning of Rule 2711(f)(4) of the FINRA;

(o)           prior to the time of purchase, to issue no press release or other communication directly or indirectly and hold no press conferences with respect to the Company or any subsidiary, the financial condition, results of operations, business, properties, assets, or liabilities of the Company or any subsidiary, or the offering of the Shares, without your prior consent;

(p)           not to, and to cause its subsidiaries not to, take, directly or indirectly, any action designed, or which will constitute, or has constituted, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares;

(q)           to use its best efforts to cause the Underlying Shares to be listed on the NYSE and to maintain the listing of the Common Stock on the NYSE; and

(r)            to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.

5.             Reimbursement of Underwriters’ Expenses.  If the Shares are not delivered for any reason other than the termination of this Agreement pursuant to the fifth paragraph of Section 8 hereof or the default by one or more of the Underwriters in its or their respective obligations hereunder, the Company shall, in addition to paying the amounts described in Section 4(l) hereof, reimburse the Underwriters for all of their out-of-pocket expenses, including the fees and disbursements of their counsel.

6.             Conditions of Underwriters’ Obligations.  The several obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties on the part of the Company on the date hereof, at the time of purchase and, if applicable, at the additional time of purchase, the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)           The Company shall furnish to you at the time of purchase and, if applicable, at the additional time of purchase, an opinion and negative assurance statement of Davis Polk & Wardwell LLP, counsel for the Company, addressed to the Underwriters, and dated the time of purchase or the additional time of purchase, as the case may be, with executed copies for each of the other Underwriters, and in form and substance satisfactory to the Representatives, in the form set forth in Exhibit B hereto.

(b)           The Company shall furnish to you at the time of purchase and, if applicable, at the additional time of purchase, an opinion of Robert S. Lavet, Esq., General Counsel of the Company, addressed to the Underwriters, and dated the time of purchase or the additional time of purchase, as the case may be, with executed copies for each of the other Underwriters, and in form and substance satisfactory to the Representatives, in the form set forth in Exhibit C hereto.

(c)           You shall have received from PricewaterhouseCoopers LLP letters dated, respectively, the date of this Agreement, the date of the Prospectus Supplement, the time of purchase and, if applicable, the additional time of purchase, and addressed to the Underwriters (with executed copies for each of the Underwriters) in the forms satisfactory to the Representatives, which letters shall cover, without limitation, the various financial disclosures contained in the Registration Statement, the Pre-Pricing Prospectuses, the Prospectus and the Permitted Free Writing Prospectuses, if any.

(d)           You shall have received at the time of purchase and, if applicable, at the additional time of purchase, the favorable opinion of Clifford Chance LLP, counsel for the Underwriters, dated the time of purchase or the additional time of purchase, as the case may be, in form and substance reasonably satisfactory to the Representatives.

(e)           No Prospectus or amendment or supplement to the Registration Statement or the Prospectus shall have been filed to which you shall have objected in writing.

(f)            The Registration Statement and any registration statement required to be filed, prior to the sale of the Shares, under the Act pursuant to Rule 462(b) shall have been filed and shall have become effective under the Act.  The Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) under the Act at or before 5:30 P.M., New York City time, on the second full business day after the date of this Agreement (or such earlier time as may be required under the Act).

(g)           At the time of purchase, and, if applicable, the additional time of purchase, (i) no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated under Section 8(d) or 8(e) of the Act; (ii) the Registration Statement and all amendments thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) none of the Pre-Pricing Prospectuses or the Prospectus, and no amendment or supplement thereto, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (iv) no Disclosure Package, and no amendment or supplement thereto, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(h)           The Company will, at the time of purchase and, if applicable, at the additional time of purchase, deliver to you a certificate of its Chief Executive Officer and its Senior Vice President, Accounting, Credit and Loan Portfolio Analysis, dated the time of purchase or the additional time of purchase, as the case may be, in the form attached as Exhibit D hereto.

(i)            You shall have received each of the signed Lock-Up Agreements from each of the Company’s directors and “officers” (within the meaning of Rule 16a-1(f) under the Exchange Act), and each such Lock-Up Agreement shall be in full force and effect at the time of purchase and the additional time of purchase, as the case may be.

(j)            The Company shall have furnished to you such other documents and certificates as to the accuracy and completeness of any statement in the Registration Statement, any Pre-Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus as of the time of purchase and, if applicable, the additional time of purchase, as you may reasonably request.

(k)           The Underlying Shares shall have been approved for listing on the NYSE, subject only to notice of issuance at or prior to the time of purchase or the additional time of purchase, as the case may be.

(l)            The FINRA shall not have raised any objection with respect to the fairness or reasonableness of the underwriting, or other arrangements of the transactions, contemplated hereby.

7.             Effective Date of Agreement; Termination.  This Agreement shall become effective when the parties hereto have executed and delivered this Agreement.

The obligations of the several Underwriters hereunder shall be subject to termination in the absolute discretion of the Representatives, if (1) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Registration Statement, the Pre-Pricing Prospectuses, the Prospectus and the Permitted Free Writing Prospectuses, if any, there has been any change or any development involving a prospective change in the business, properties, management, financial condition or results of operations of the Company and its subsidiaries taken as a whole, the effect of which change or development is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement, the Pre-Pricing Prospectuses, the Prospectus and the Permitted Free Writing Prospectuses, if any, or (2) since the time of execution of this Agreement, there shall have occurred: (A) a suspension or material limitation in trading in securities generally on the NYSE; (B) a suspension or material limitation in trading in the Company’s securities on the NYSE; (C) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (D) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (E) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (D) or (E), in the sole judgment of the Representatives, makes it impractical or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement, the Pre-Pricing Prospectuses, the Prospectus and the Permitted Free Writing Prospectuses, if any, or (3) since the time of execution of this Agreement, there shall have occurred any downgrading, or any notice or announcement shall have been given or made of: (A) any intended or potential downgrading or (B) any watch, review or possible change that does not indicate an affirmation or improvement in the rating accorded any securities of or guaranteed by the Company or any subsidiary by any “nationally recognized statistical rating organization,” as that term is defined in Rule 436(g)(2) under the Act.

If the Representatives elect to terminate this Agreement as provided in this Section 7, the Company and each other Underwriter shall be notified promptly in writing.

If the sale to the Underwriters of the Shares, as contemplated by this Agreement, is not carried out by the Underwriters for any reason permitted under this Agreement, or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 4(l), 5 and 9 hereof), and the Underwriters shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 9 hereof) or to one another hereunder.

8.             Increase in Underwriters’ Commitments.  Subject to Sections 6 and 7 hereof, if any Underwriter shall default in its obligation to take up and pay for the Firm Shares to be purchased by it hereunder (otherwise than for a failure of a condition set forth in Section 6 hereof or a reason sufficient to justify the termination of this Agreement under the provisions of Section 7 hereof) and if the number of Firm Shares which all Underwriters so defaulting shall have agreed but failed to take up and pay for does not exceed 10% of the total number of Firm Shares, the non-defaulting Underwriters (including the Underwriters, if any, substituted in the manner set forth below) shall take up and pay for (in addition to the aggregate number of Firm Shares they are obligated to purchase pursuant to Section 1 hereof) the number of Firm Shares agreed to be purchased by all such defaulting Underwriters, as hereinafter provided.  Such Shares shall be taken up and paid for by such non-defaulting Underwriters in such amount or amounts as you may designate with the consent of each Underwriter so designated or, in the event no such designation is made, such Shares shall be taken up and paid for by all non-defaulting Underwriters pro rata in proportion to the aggregate number of Firm Shares set forth opposite the names of such non-defaulting Underwriters in Schedule A.

                                Without relieving any defaulting Underwriter from its obligations hereunder, the Company agrees with the non-defaulting Underwriters that it will not sell any Firm Shares hereunder unless all of the Firm Shares are purchased by the Underwriters (or by substituted Underwriters selected by you with the approval of the Company or selected by the Company with your approval).

                                If a new Underwriter or Underwriters are substituted by the Underwriters or by the Company for a defaulting Underwriter or Underwriters in accordance with the foregoing provision, the Company or you shall have the right to postpone the time of purchase for a period not exceeding five business days in order that any necessary changes in the Registration Statement and the Prospectus and other documents may be effected.

                                The term “Underwriter” as used in this Agreement shall refer to and include any Underwriter substituted under this Section 8 with like effect as if such substituted Underwriter had originally been named in Schedule A hereto.

                                If the aggregate number of Firm Shares which the defaulting Underwriter or Underwriters agreed to purchase exceeds 10% of the total number of Firm Shares which all Underwriters agreed to purchase hereunder, and if neither the non-defaulting Underwriters nor the Company shall make arrangements within the five business day period stated above for the purchase of all the Firm Shares which the defaulting Underwriter or Underwriters agreed to purchase hereunder, this Agreement shall terminate without further act or deed and without any liability on the part of the Company to any Underwriter and without any liability on the part of any non-defaulting Underwriter to the Company.  Nothing in this paragraph, and no action taken hereunder, shall relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

9.             Indemnity and Contribution.

(a)           The Company agrees to indemnify, defend and hold harmless each Underwriter, its partners, directors and officers, and any person who controls any

Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Underwriter or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company) or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Company expressly for use in, the Registration Statement or arises out of or is based upon any omission or alleged omission to state a material fact in the Registration Statement in connection with such information, which material fact was not contained in such information and which material fact was required to be stated in such Registration Statement or was necessary to make such information not misleading or (ii) any untrue statement or alleged untrue statement of a material fact included in any Prospectus (the term Prospectus for the purpose of this Section 9 being deemed to include any Basic Prospectus, any Pre-Pricing Prospectus, the Prospectus Supplement, the Prospectus and any amendments or supplements to the foregoing), in any Permitted Free Writing Prospectus, in any “issuer information” (as defined in Rule 433 under the Act) of the Company or in any Prospectus together with any combination of one or more of the Permitted Free Writing Prospectuses, if any, or arises out of or is based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to such Prospectus or Permitted Free Writing Prospectus, insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Company expressly for use in, such Prospectus or Permitted Free Writing Prospectus or arises out of or is based upon any omission or alleged omission to state a material fact in such Prospectus or Permitted Free Writing Prospectus in connection with such information, which material fact was not contained in such information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading.

Without limitation of and in addition to its obligations under the other paragraphs of this Section 9, the Company agrees to indemnify, defend and hold harmless the QIU, its directors, officers, employees and agents and each person who controls the Independent Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the QIU or any such person may incur, insofar as such loss, damage, expense, liability or claim arises out of or is based upon the QIU’s acting as a “qualified independent underwriter” (within the meaning of FINRA Conduct Rule 2720) in connection with the offering contemplated by this Agreement, and the Company agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, damage, expense, liability or claim.  Section 9(c) shall apply equally to any Proceeding (as defined below) brought against the QIU or any such person in respect of which indemnity may be sought against the Company pursuant to the immediately preceding sentence, except that the Company shall be liable for the expenses of one separate counsel (in addition to any local counsel) for the QIU and any such person, separate and in addition to counsel for the persons who may seek indemnification pursuant to the first paragraph of this Section 9(a), in any such Proceeding.

(b)           Each Underwriter severally agrees to indemnify, defend and hold harmless the Company, its directors and officers, and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Company expressly for use in, the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company), or arises out of or is based upon any omission or alleged omission to state a material fact in such Registration Statement in connection with such information, which material fact was not contained in such information and which material fact was required to be stated in such Registration Statement or was necessary to make such information not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Company expressly for use in, a Prospectus or a Permitted Free Writing Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact in such Prospectus or Permitted Free Writing Prospectus in connection with such information, which material fact was not contained in such information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading.

(c)           If any action, suit or proceeding (each, a “Proceeding”) is brought against a person (an “indemnified party”) in respect of which indemnity may be sought against the Company or an Underwriter (as applicable, the “indemnifying party”) pursuant to subsection (a) or (b), respectively, of this Section 9, such indemnified party shall promptly notify such indemnifying party in writing of the institution of such Proceeding and such indemnifying party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify such indemnifying party shall not relieve such indemnifying party from any liability which such indemnifying party may have to any indemnified party or otherwise.  The indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such Proceeding or the indemnifying party shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by such indemnifying party and paid as incurred (it being understood, however, that, except as provided in the second paragraph of Section 9(a), such indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).  The indemnifying party shall not be liable for any settlement of any Proceeding effected without its written consent but, if settled with its written consent, such indemnifying party agrees to indemnify and hold harmless the indemnified party or parties from and against any loss or liability by reason of such settlement.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this Section 9(c), then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault or culpability or a failure to act by or on behalf of such indemnified party.

(d)           If the indemnification provided for in this Section 9 is unavailable to an indemnified party under subsections (a) and (b) of this Section 9 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company, and the total underwriting discounts and commissions received by the Underwriters, bear to the aggregate public offering price of the Shares.  The relative benefits received by UBS in its capacity as “qualified independent underwriter” (within the meaning of FINRA Conduct Rule 2720) shall be deemed to be equal to the compensation received by the QIU for acting in such capacity.  The relative fault of the Company on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

(e)           The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (d) above.  Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by such Underwriter and distributed to the public were offered to the public exceeds the amount of any damage which such Underwriter has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission and the QIU, in its capacity as “qualified independent underwriter” (within the meaning of FINRA Conduct Rule 2720), shall in no event be required to contribute any amount in excess of the compensation received by the QIU for acting in such capacity.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations to contribute pursuant to this Section 9 are several in proportion to their respective underwriting commitments and not joint.

(f)            The indemnity and contribution agreements contained in this Section 9 and the covenants, warranties and representations of the Company contained in this

Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any Underwriter, its partners, directors or officers or any person (including each partner, officer or director of such person) who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors or officers or any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of the Shares.  The Company and each Underwriter agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Company, against any of the Company’s officers or directors in connection with the issuance and sale of the Shares, or in connection with the Registration Statement, any Basic Prospectus, any Pre-Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus.

10.           Notices.  Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by telegram or facsimile and, if to the Underwriters, shall be sufficient in all respects if delivered or sent to UBS Securities LLC, 299 Park Avenue, New York, NY 10171-0026, Attention: Syndicate Department, and Citigroup Global Markets Inc., 338 Greenwich Street, New York, New York 10013 (facsimile: 212-816-7912); Attention: General Counsel.  Notices to the Company shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at SLM Corporation, 12061 Bluemont Way, Reston, Virginia 20190, (facsimile:703-984-6587), Attention: Robert S. Lavet, Esq., General Counsel.

11.           Governing Law; Construction.  This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York.  The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

12.           Submission to Jurisdiction.  Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto.  The Company hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against any Underwriter or any indemnified party.  Each Underwriter and the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.  The Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

13.           Parties at Interest.  The Agreement herein set forth has been and is made solely for the benefit of the Underwriters and the Company and to the extent provided in Section 9 hereof the controlling persons, partners, directors and officers referred to in such Section, and their respective successors, assigns, heirs, personal representatives and executors and administrators.  No other person, partnership, association or corporation (including a purchaser, as such purchaser, from any of the Underwriters) shall acquire or have any right under or by virtue of this Agreement.

14.           No Fiduciary Relationship.  The Company hereby acknowledges that the Underwriters are acting solely as underwriters in connection with the purchase and sale of the Company’s securities.  The Company further acknowledges that the Underwriters are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Underwriters act or be responsible as a fiduciary to the Company, its management, stockholders or creditors or any other person in connection with any activity that the Underwriters may undertake or have undertaken in furtherance of the purchase and sale of the Company’s securities, either before or after the date hereof.  The Underwriters hereby expressly disclaim any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect.  The Company and the Underwriters agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Underwriters to the Company regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

15.           Counterparts.  This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

16.           Successors and Assigns.  This Agreement shall be binding upon the Underwriters and the Company and their successors and assigns and any successor or assign of any substantial portion of the Company’s and any of the Underwriters’ respective businesses and/or assets.

17.           Miscellaneous.  UBS, an indirect, wholly owned subsidiary of UBS AG, is not a bank and is separate from any affiliated bank, including any U.S. branch or agency of UBS AG.  Because UBS is a separately incorporated entity, it is solely responsible for its own contractual obligations and commitments, including obligations with respect to sales and purchases of securities.  Securities sold, offered or recommended by UBS are not deposits, are not insured by the FDIC, are not guaranteed by a branch or agency, and are not otherwise an obligation or responsibility of a branch or agency.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

                                If the foregoing correctly sets forth the understanding between the Company and the several Underwriters, please so indicate in the space provided below for that purpose, whereupon this Agreement and your acceptance shall constitute a binding agreement between the Company and the Underwriters, severally.

Very truly yours,

SLM CORPORATION

By:	/s/ALBERT L. LORD
Name: Albert L. Lrd
Title: Executive Chairman & CEO

Accepted and agreed to as of the date first above written:

UBS SECURITIES LLC

By:	/s/ HALLE J. BENNETT
Name: Halle J. Bennett
Title: Managing Director

By:	/s/ WILLIAM H. ALLEN
Name: William H. Allen
Title: Associate Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Tim Devine
Name: Tim Devine
Title: Managing Director

For themselves and on behalf of the
several Underwriters named in Schedule A

SCHEDULE A

Underwriter	Number of Firm Shares
UBS SECURITIES LLC	300,000
CITIGROUP GLOBAL MARKETS INC.	300,000
BARCLAYS CAPITAL INC.	80,000
CREDIT SUISSE SECURITIES (USA) LLC	80,000
DEUTSCHE BANK SECURITIES INC.	80,000
ROYAL BANK OF SCOTLAND	80,000
WACHOVIA CAPITAL MARKETS, LLC	80,000
Total	1,000,000

SCHEDULE B

Issuer Free Writing Prospectus

Filed by: SLM Corporation

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statements on Form S-3: No. 333-130584

No. 333-148229

SLM Corporation

December 27, 2007

Concurrent Offerings of

 101,781,170 Shares of Common Stock

(the “Common Stock Offering”)

and

1,000,000 Shares of

7.25% Mandatory Convertible Preferred Stock, Series C

(the “Mandatory Convertible Preferred Stock Offering”)

This free writing prospectus relates only to the concurrent Common Stock Offering of shares of Common Stock and Mandatory Convertible Preferred Stock Offering of 7.25% Mandatory Convertible Preferred Stock, Series C and should be read together with (1) the preliminary prospectus supplement dated December 26, 2007 relating to the Common Stock Offering, including the documents incorporated by reference in the Common Stock preliminary prospectus supplement and the Common Stock base prospectus dated December 20, 2007, both filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-148229 and (2) the preliminary prospectus supplement dated December 26, 2007 relating to the Mandatory Convertible Preferred Stock Offering, including the documents incorporated by reference in the Mandatory Convertible Preferred Stock, Series C preliminary prospectus supplement and the Debt Securities, Common Stock, Preferred Stock, and Warrants base prospectus dated December 21, 2005, both filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-130584.

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any of its subsidiaries is a government sponsored enterprise or an instrumentality of the United States of America.

Issuer:	SLM Corporation, a Delaware corporation (the “Company”)

Common stock symbol:	NYSE: SLM

Common Stock Offering

Title of securities:	Common stock, par value $0.20 per share

Shares issued:	101,781,170

Over-allotment option:	15,267,176 shares

Outstanding common
shares after offering:	510,597,592 shares of common stock (or 525,864,768 shares if the underwriters exercise their over-allotment option in full).

The number of shares of the Company’s common stock to be outstanding immediately after the closing of this offering is based on 414,116,096 shares and 408,816,422 shares of the Company’s common stock outstanding as of September 30, 2007 and December 24, 2007, respectively. This number excludes an aggregate of approximately 36,690,629 shares of the Company’s common stock issuable upon exercise of options outstanding as of December 24, 2007, at a weighted average exercise price of $39.93 per share, of which options to purchase 25,065,524 shares were exercisable as of that date at a weighted average exercise price of $34.96 per share. This number also excludes any shares of the Company’s common stock issuable upon conversion of the Company’s 7.25% mandatory convertible preferred stock, assuming the successful completion of the Mandatory Convertible Preferred Stock Offering, and shares issuable under outstanding restricted stock grants. This number also does not include any share reduction related to physically settling the Company’s equity forward contract.

Net proceeds after
underwriting discount and
estimated expenses:	Approximately $1.939 billion (approximately $2.231 billion if the over-allotment option is exercised in full).

Net proceeds for equity
forward purchase contract
settlement:	Approximately $2.0 billion of the net proceeds from this offering and the concurrent Mandatory Convertible Preferred Stock Offering.

Capitalization:	See below

Last sale (on
December 27, 2007):	$19.65

Public offering price
per share:	$19.65

Underwriting discount
per share:	$0.5895

Aggregate underwriting
discount:	$60.0 million

Selling concession per
share:	$0.3537

Offering expenses,
excluding underwriting
discount (estimated):	$1.15 million

Pricing date:	December 27, 2007

Trade date:	December 28, 2007

Settlement date:

We expect that the delivery of the common stock will be made against payment therefor on December 31, 2007, which will be the first business day following the trade date of the common stock (such settlement cycle being herein referred to as “T+1”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers of common stock who wish to trade any of such common stock on the date of pricing should consult their advisor.

CUSIP:	78442 P10 6

Joint book-runners:	UBS Investment Bank
	Citigroup Global Markets Inc.

Co-Managers:	ABN AMRO Rothschild LLC
	Barclays Capital Inc.
	Credit Suisse Securities (USA) LLC
	Deutsche Bank Securities Inc.
	Wachovia Capital Markets, LLC

Distribution allocation:		Number of Shares

	UBS Securities LLC	30,534,351
	Citigroup Global Markets Inc.	30,534,351
	ABN AMRO Rothschild LLC	8,142,494
	Barclays Capital Inc.	8,142,494
	Credit Suisse Securities (USA) LLC	8,142,494
	Deutsche Bank Securities Inc.	8,142,493
	Wachovia Capital Markets, LLC	8,142,493

7.25% Mandatory Convertible Preferred Stock Offering

Issuer:	SLM Corporation, a Delaware corporation

Title of securities:	7.25% Mandatory Convertible Preferred Stock, Series C

Shares of mandatory
convertible preferred
stock issued:	1,000,000

Over-allotment option:	Up to an additional 150,000 shares of mandatory convertible preferred stock

Liquidation preference
per share:	$1,000

Aggregate liquidation
preference:	$1,000,000,000 ($1,150,000,000 if the over-allotment option is exercised in full)

Annual dividend rate:	7.25% of the $1,000 liquidation preference per share ($72.50 per annum)

Dividend payment dates:	March 15, June 15, September 15 and December 15

First dividend payment date:	March 15, 2008

Amount per share of first
dividend payment:	$15.100

Amount per share of
subsequent dividend
payments:	$18.125

Share cap (subject to
adjustment):	Total dividend payment divided by $6.88

Mandatory conversion
date:	December 15, 2010

Initial public offering
price of concurrent
Common Stock Offering:	$19.65

Initial price (subject to
adjustment):	$19.65

Threshold appreciation
price (subject to
adjustment):	$23.97 (represents an approximately 22% appreciation over the initial price)

Mandatory conversion
rate (subject to
adjustment):

If the applicable market value (as defined in the preliminary prospectus supplement relating to the Mandatory Convertible Preferred Stock Offering) of the Company’s common stock is greater than the threshold appreciation price, then the mandatory conversion rate will be 41.7188 shares of the Company’s common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is equal to $1,000 divided by the threshold appreciation price.

If the applicable market value of the Company’s common stock is less than or equal to the threshold appreciation price but greater than or equal to the initial price, then the mandatory conversion rate will be $1,000 divided by the applicable market value.

If the applicable market value of the Company’s common stock is less than the initial price, then the mandatory conversion rate will be 50.8906 shares of the Company’s common stock per share of the Company’s mandatory convertible preferred stock (the “maximum conversion rate”), which is equal to $1,000 divided by the initial price.

In addition, upon mandatory conversion, holders will have the right to receive the other amounts and/or shares of common stock described in the preliminary prospectus supplement relating to the Mandatory Convertible Preferred Stock Offering.

Hypothetical
conversion values
upon mandatory
conversion:	Applicable Market Value of the Company’s Common Stock	Number of Shares of the Company’s Common Stock to be Received upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of Shares of the Company’s Common Stock to be Received upon Conversion)

	$7.00	50.8906	$356.23
	$11.00	50.8906	$559.80
	$15.00	50.8906	$763.36
	$19.65	50.8906	$1,000.00
	$23.00	43.4783	$1,000.00
	$27.00	41.7188	$1,126.41
	$31.00	41.7188	$1,293.28
	$35.00	41.7188	$1,460.16
	$45.00	41.7188	$1,877.35
	$55.00	41.7188	$2,294.53
	$65.00	41.7188	$2,711.72
	$75.00	41.7188	$3,128.91

Conversion at option of
holder other than during
a cash acquisition
conversion period (subject
to adjustment):

Holders have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, at any time prior to the mandatory conversion date into shares of the Company’s common stock at a minimum conversion rate of 41.7188 shares of common stock per share of mandatory convertible preferred stock.

In addition, upon early conversion, holders will have the right to receive the other amounts and/or shares of common stock described in the preliminary prospectus supplement relating to the Mandatory Convertible Preferred Stock Offering.

Cash acquisition
conversion rate (subject
to adjustment):

If a cash acquisition (as defined in the preliminary prospectus supplement relating to the Mandatory Convertible Preferred Stock Offering) occurs, holders of the mandatory convertible preferred stock will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, into shares of common stock at the cash acquisition conversion rate that will be determined by reference to the following table:

Stock price on effective date

Effective Date	$7.00	$11.00	$15.00	$19.65	$23.00	$27.00	$31.00	$35.00	$45.00	$55.00	$65.00	$75.00
December 31, 2007	49.6194	46.7637	44.1012	42.2489	41.6084	41.2928	41.2291	41.2710	41.4588	41.5871	41.6532	41.6854
December 15, 2008	50.4845	48.4925	45.6715	43.1880	42.2083	41.6670	41.4973	41.4859	41.5971	41.6698	41.6994	41.7105
December 15, 2009	50.8711	50.2866	48.0793	44.7115	43.0386	42.0642	41.7436	41.6772	41.7004	41.7138	41.7165	41.7171
December 15, 2010	50.8906	50.8906	50.8906	50.8906	43.4783	41.7188	41.7188	41.7188	41.7188	41.7188	41.7188	41.7188

If the stock price (as defined in the preliminary prospectus supplement relating to the Mandatory Convertible Preferred Stock Offering) is in excess of $75.00 per share (subject to adjustment), then the cash acquisition conversion rate will be the minimum conversion rate.

If the stock price is less than $7.00 per share (subject to adjustment), then the cash acquisition conversion rate will be the maximum conversion rate.

In addition, upon conversion in connection with a cash acquisition, holders will have the right to receive the other amounts and/or shares described in the preliminary prospectus supplement relating to the Mandatory Convertible Preferred Stock Offering, including the cash acquisition dividend make-whole payment.

Cash acquisition dividend
make-whole payment:	For purposes of calculating the cash acquisition dividend make-whole amount, the present value of the remaining dividend payments will be computed using a discount rate equal to 8.0%.

Net proceeds after
underwriting discount and
estimated expenses:	Approximately $968.9 million (approximately $1,114.4 million if the over-allotment option is exercised in full)

Net proceeds for equity
forward purchase contract
settlement:	Approximately $2.0 billion of the net proceeds from this offering and the concurrent Common Stock Offering.

Capitalization:	See below

Public offering price per
share of mandatory
convertible preferred stock:	$1,000

Underwriting discount per
share of mandatory
convertible preferred stock:	$30.00

Aggregate underwriting
discount:	$30.0 million ($34.5 million if the over-allotment option is exercised in full)

Selling concession per share
of mandatory convertible
preferred stock:	$18.00

Offering expenses,
excluding underwriting
discount (estimated):	$1.12 million

Pricing date:	December 27, 2007

Trade date:	December 28, 2007

Settlement date (Issue date):

We expect that the delivery of the mandatory convertible preferred stock will be made against payment therefor on December 31, 2007, which will be the first business day following the trade date of the mandatory convertible preferred stock (such settlement cycle being herein referred to as “T+1”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers of mandatory convertible preferred stock who wish to trade any of such mandatory convertible preferred stock on the date of pricing should consult their advisor.

CUSIP:	78442 P 700

Listing:	The mandatory convertible preferred stock will not be listed.

Joint book-runners:	UBS Investment Bank
	Citigroup Global Markets Inc.

Co-Managers:	Barclays Capital Inc.
	Credit Suisse Securities (USA) LLC
	Deutsche Bank Securities Inc.
	Royal Bank of Scotland
	Wachovia Capital Markets, LLC

Distribution allocation:		Number of Shares

	UBS Securities LLC	300,000
	Citigroup Global Markets Inc.	300,000
	Barclays Capital Inc.	80,000
	Credit Suisse Securities (USA) LLC	80,000
	Deutsche Bank Securities Inc.	80,000
	Royal Bank of Scotland	80,000
	Wachovia Capital Markets, LLC	80,000

CAPITALIZATION

The following table shows our cash, cash equivalents and investments and capitalization as of September 30, 2007:

•                  on an actual basis; and

•                  on an As Adjusted basis to reflect the consummation of our Mandatory Convertible Preferred Stock Offering and our Common Stock Offering (resulting in net proceeds of approximately $2.9 billion in total), and the application of such proceeds to physical settlement of our equity forward contract(s) with any remaining proceeds used for general corporate purposes.  As of September 30, 2007 approximately $2.5 billion was required to repurchase 48,150,819 common shares deliverable to us under the equity forward contracts.  As of December 24, 2007 approximately $2.0 billion was required to repurchase 44,039,890 common shares deliverable to us under the equity forward contract.  The difference in the amount required to settle the contracts and the shares deliverable to us between these two dates relates to (1) cash used to buy down the strike levels of the contracts between September 30, 2007 and December 24, 2007 and (2) the physical settlement of certain contracts between September 30, 2007 and December 24, 2007 which resulted in the Company using $0.5 billion of cash during this period.  The As Adjusted presentation below reflects the application of the $2.5 billion required to repurchase the 48,150,819 shares outstanding as of September 30, 2007.  Approximately $2.0 billion of the amount required will be used from the net proceeds of the Mandatory Convertible Preferred Stock Offering and the Common Stock Offering, and the remaining $0.5 billion has already been used with the Company’s on balance sheet cash balances.

                                                This table is unaudited and should be read in conjunction with the preliminary prospectus supplement dated December 26, 2007 relating to the Common Stock Offering, including the documents incorporated by reference in the Common Stock preliminary prospectus supplement and the Common Stock base prospectus dated December 20, 2007 and the preliminary prospectus supplement dated December 26, 2007 relating to the Mandatory Convertible Preferred Stock Offering, including the documents incorporated by reference in the Mandatory Convertible Preferred Stock, Series C preliminary prospectus supplement and the Debt Securities, Common Stock, Preferred Stock, and Warrants base prospectus dated December 21, 2005, and our consolidated financial statements and the notes thereto, which are included elsewhere or incorporated by reference herein.

	As of September 30, 2007
(Dollars in thousands, except per share amounts)	Actual	As Adjusted
Cash, Cash Equivalents and Investments	$12,040,001	$12,450,504
Debt:
Short-term borrowings	$33,008,374	$33,008,374

Long-term borrowings	108,860,988	108,860,988

Total debt	141,869,362	141,869,362

Stockholders’ Equity:

7.25% mandatory convertible preferred stock, Series C (a)	—	1,000,000
Preferred stock—Series A & B (a)	565,000	565,000
Common stock, $.20 par per share (b)	87,932	103,179
Additional paid-in capital	2,847,748	4,253,647
Accumulated other comprehensive income	245,352	245,352
Retained earnings	2,437,639	2,437,639
Common stock held in treasury (c)	(1,181,964)	(3,091,488)

Total stockholders’ equity	5,001,707	5,513,329
Total capitalization	$146,871,069	$147,382,691

(a)          par value $.20 per share, 20,000,000 shares authorized; Series A: 3,300,000 shares issued at stated value of $50 per share; Series B: 4,000,000 shares issued at stated value of $100 per share; Series C: 1,000,000  shares of  7.25% mandatory convertible preferred stock, at liquidation preference of $1,000 per share.

(b)         1,125,000 shares authorized; 439,660,341 issued and 414,116,096 outstanding as of September 30, 2007; 515,897,266 issued and 515,897,266 outstanding as adjusted for our Common Stock Offering as of September 30, 2007; 515,897,266 issued and 467,746,447 outstanding, as adjusted for our Common Stock Offering and the use of proceeds to physically settle the equity forward contracts as of September 30, 2007.  Excludes shares of our common stock issuable upon conversion of our 7.25% mandatory convertible preferred stock, shares issuable upon exercise of options outstanding and shares issuable under restricted stock grants.  The number of shares outstanding as of December 24, 2007 as adjusted for our Common Stock Offering will be 510,597,592 , based on 408,816,422 shares outstanding as of December 24, 2007. The number of shares outstanding as of December 24, 2007, as adjusted for our Common Stock Offering and the use of proceeds to physically settle the equity forward contract will be 466,557,702.

(c)          25,544,245 shares held in treasury as of September 30, 2007; 0 shares held in treasury as adjusted for our Common Stock Offering as of September 30, 2007; 0 shares held in treasury as of December 24, 2007 as adjusted for our Common Stock Offering; 44,039,890 shares held in treasury as of December 24, 2007 as adjusted for our Common Stock Offering and the use of proceeds to physically settle the equity forward contract.

The issuer has filed registration statements (including preliminary prospectus supplements) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus supplements and the accompanying prospectus in those registration statements and other documents the Issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the applicable offering will arrange to send you the applicable prospectus supplement if you request it by calling UBS Investment Bank toll-free at 1 (888) 827-7275 or Citigroup Global Markets Inc. at 1 (718) 765-6732.

EXHIBIT A

Lock-Up Agreement

December 31, 2007

UBS Securities LLC

Citigroup Global Markets Inc.

Together with the other Underwriters

named in Schedule A to the Underwriting Agreement

referred to herein

c/o UBS Securities LLC

299 Park Avenue

New York, New York 10171-0026

Ladies and Gentlemen:

                                This Lock-Up Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by SLM Corporation, a Delaware corporation (the “Company”) and you and the other underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), with respect to the public offering (the “Offering”) of mandatory convertible preferred stock, par value $0.20 per share, of the Company (the “Mandatory Convertible Preferred Stock”).

                                In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that, for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is 90 days after the date of the final prospectus supplement relating to the Offering, the undersigned will not, without the prior written consent of the Representatives, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any Mandatory Convertible Preferred Stock or Common Stock or any other securities of the Company that are substantially similar to Mandatory Convertible Preferred Stock or Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Mandatory Convertible Preferred Stock or Common Stock or any other securities of the Company that are substantially similar to Mandatory Convertible Preferred Stock or Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Mandatory Convertible Preferred

Stock or Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).  The foregoing sentence shall not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement, (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement, or (c) transfers of shares in satisfaction of any tax witholding obligation.  For purposes of this paragraph, “immediate family” shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned.

                                In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Mandatory Convertible Preferred Stock or Common Stock in connection with the filing of a registration statement relating to the Offering.  The undersigned further agrees that, for the Lock-Up Period, the undersigned will not, without the prior written consent of the Representatives, make any demand for, or exercise any right with respect to, the registration of Mandatory Convertible Preferred Stock or Common Stock or any securities convertible into or exercisable or exchangeable for Mandatory Convertible Preferred Stock or Common Stock, or warrants or other rights to purchase Mandatory Convertible Preferred Stock or Common Stock or any such securities.

                                Notwithstanding the above, if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Lock-Up Agreement shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs.

                                The undersigned hereby confirms that the undersigned has not, directly or indirectly, taken, and hereby covenants that the undersigned will not, directly or indirectly, take, any action designed, or which has constituted or will constitute or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of shares of Mandatory Convertible Preferred Stock or Common Stock.

*     *     *

                                If (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) the registration statement filed with the Commission with respect to the Offering is withdrawn or (iii) for any reason the Underwriting Agreement shall be terminated prior to the “time of purchase” (as defined in the Underwriting Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Yours very truly,

Name:

EXHIBIT B

OPINION OF DAVIS POLK & WARDWELL

B-1

NEGATIVE ASSURANCE STATEMENT OF DAVIS POLK & WARDWELL

B-2

EXHIBIT C

OPINION OF ROBERT S. LAVET, ESQ., GENERAL COUNSEL OF SLM CORPORATION

C-1

EXHIBIT D

OFFICERS’ CERTIFICATE

                                Each of the undersigned, Albert L. Lord, Chief Executive Officer of SLM Corporation, a Delaware corporation (the “Company”), and Sandra L. Masino, Senior Vice President, Accounting, Credit and Loan Portfolio Analysis, on behalf of the Company, does hereby certify pursuant to Section 6(h) of that certain Underwriting Agreement dated December 27, 2007 (the “Underwriting Agreement”) between the Company and, on behalf of the several Underwriters named therein, UBS Securities LLC and Citigroup Global Markets Inc., that as of December 31, 2007:

1.	The representations and warranties of the Company as set forth in the Underwriting Agreement are true and correct as of the date hereof and as if made on the date hereof.

2.	The Company has performed all of its obligations under the Underwriting Agreement as are to be performed at or before the date hereof.

3.	The conditions set forth in paragraph (g) of Section 6 of the Underwriting Agreement have been met.

                                Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Underwriting Agreement.

                                IN WITNESS WHEREOF, the undersigned have hereunto set their hands on this 31st day of December, 2007.

Name:	Albert L. Lord
Title:	Chief Executive Officer

Name:	Sandra L. Masino
Title:	Senior Vice President, Accounting,
Credit and Loan Portfolio Analysis

D-1